Exhibit 16.1

Bernstein & Pinchuk LLP
Seven Penn Plaza, Suite 830
New York, New York 10001

October 9, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

This is to confirm that the client-auditor relationship between Madison Acquisition Ventures, Inc. (the “Company”) and our firm ceased effective August 12, 2010 and recommenced effective May 3, 2012.  We have read the statements made in Item 13 and the financial statements in Item 15 reported by the Company in its second amended  Form 10/A dated October 9, 2012.  We agree with the statements made in such Form 10/A.

Very truly yours,

Bernstein & Pinchuk LLP

/s/Bernstein & Pinchuk LLP